EXHIBIT 5





                                                              June 7, 2002


Deltic Timber Corporation
210 East Elm Street
P.O. Box 7200
El Dorado, AR 71731-7200

Dear Sirs:

      We are acting as counsel for Deltic Timber Corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, shares (the "Plan Shares") of the Registrant's Common Stock ($.01 par value per share) to be offered pursuant to the Deltic Timber Corporation 2002 Stock Incentive Plan (the "Plan"). In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the Plan Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                   Very truly yours,


                                                  /s/ Davis Polk & Wardwell
                                                  -------------------------
                                                  Davis Polk & Wardwell